Pricing Sheet dated August 10, 2009 relating to
Terms Supplement No. 115 dated July 24, 2009 to
Product Supplement No. 1 dated April 12, 2007 and
Prospectus Supplement and Prospectus dated February 5, 2007
Relating to the Eksportfinans ASA U.S. Medium-Term Note Program	August 2009 Filed pursuant to Rule 433 Registration Statement No. 333-140456

EKSPORTFINANS ASA
$3,320,000.00 11.50% Reverse Convertible Notes linked to the iShares® MSCI Brazil IndexSM Fund due February 16, 2010

PRICING TERMS – August 10, 2009
Issuer:	Eksportfinans ASA
Aggregate face amount:	$3,320,000.00
Issue Price:	$1,000.00 per Reverse Convertible Note
Maturity Date:	February 16, 2010
Reference Share:	Shares of the iShares® MSCI Brazil IndexSM Fund (EWZ)
Redemption Amount:
  if the closing price per share of the Reference Share quoted by the Relevant Exchange has not been at or below the Knock-In Level on any Trading Day from and including the Trading Day immediately following the Trade Date to and including the Determination Date (the Knock-In Level Trigger), as determined by the calculation agent in its sole discretion, a cash payment of $1,000.00 (i.e. 100.00% of the face amount), or if the Knock-In Level Trigger has occurred, (a) a cash payment of $1,000.00 (i.e. 100.00% of the face amount), if the Final Reference Level on the Determination Date is equal to or greater than the Initial Reference Level, as determined by the calculation agent in its sole discretion, or (b) a number of Reference Shares equal to the Share Redemption Amount (or, at our option, the cash value thereof), if the Final Reference Level on the Determination Date is less than the Initial Reference Level.

Final Reference Level:	The closing price of the applicable Reference Share quoted by the Relevant Exchange on the Determination Date
Share Redemption Amount:	16.44466, which is the face amount of the note divided by the Initial Reference Level, subject to adjustments for corporate events.
Knock-In Level:	45.6075, or 75.00% of the Initial Reference Level
Determination Date:	February 10, 2010 (3 business days before the maturity date), subject to postponement in the event of certain market disruption events
Interest Rate:	11.50% per annum
Interest Payment Date:

The interest payment dates for the note offering are September 16, 2009, October 16, 2009, November 16, 2009, December 16, 2009, January 16, 2010 and the Maturity Date; provided that if an Interest Payment Date is not a business day, interest will be paid on the next business day, and interest will not accrue from and after the scheduled Interest Payment Date.

Initial Reference Level:	$60.81, which is the closing price of one share of the underlying shares on the Trade Date
Trade Date:	August 10, 2009
Original Issue Date:	August 13, 2009
Listing:	The Reverse Convertible Notes will not be listed on any securities exchange.
CUSIP:	282645RA0
ISIN:	US282645RA04
Agent:	Morgan Stanley & Co. Incorporated
Agent acting in the capacity as:	Principal

Commissions and Issue Price:	Price to Public(1)	Fees and Commissions(1)(2)	Proceeds to us
Per Reverse Convertible Note	$1,000.00	$15.00	$985.00
Total	$3,320,000.00	$49,800.00	$3,270,200.00

(1)	The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of RevCons purchased by that investor. The lowest price payable by an investor is $995.00 per RevCon. Please see “Agent’s Commission” on page TS-9 of the accompanying preliminary terms supplement for further details.
(2)	For additional information, see “Supplemental plan of distribution” on page TS-16 in the accompanying preliminary terms supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE TERMS SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Terms Supplement No. 115 dated July 24, 2009

Product Supplement No. 1 dated April 12, 2007	Prospectus Supplement and Prospectus dated February 5, 2007

EKSPORTFINANS ASA HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION, OR SEC, FOR THE OFFERINGS TO WHICH THIS TERMS SUPPLEMENT RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS RELATING TO THESE OFFERINGS THAT EKSPORTFINANS ASA HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT EKSPORTFINANS ASA AND THESE OFFERINGS. YOU MAY GET THESE DOCUMENTS WITHOUT COST BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, EKSPORTFINANS ASA, ANY AGENT OR ANY DEALER PARTICIPATING IN THESE OFFERINGS WILL ARRANGE TO SEND YOU THE PROSPECTUS, EACH PROSPECTUS SUPPLEMENT, PRODUCT SUPPLEMENT NO. 1 AND THIS TERMS SUPPLEMENT IF YOU SO REQUEST BY CALLING TOLL-FREE 1-800-584-6837.